                                                                      EXHIBIT 99

                           [HERITAGE FINANCIAL LOGO]

                                                   FOR RELEASE 8:00 A.M.
                                                   EASTERN TIME JANUARY 25, 1999
                                                   DATE:  JANUARY 25, 1999

CONTACT:  DONALD V. RHODES
          CHAIRMAN, PRESIDENT AND
          CHIEF EXECUTIVE OFFICER                  (360) 943-1500

             HERITAGE FINANCIAL CORPORATION OF OLYMPIA, WASHINGTON
                        ANNOUNCES INTERIM 1998 RESULTS


HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) Donald V. Rhodes, Chairman, President and Chief Executive Officer of Heritage Financial Corporation ("the Company") has reported financial results for the interim period ended December 31, 1998. Effective December 31, 1998 the Company has changed its year end for financial reporting purposes to December 31 from June 30.

Net income before merger related charges was $2,417,000 or $0.24 per diluted share for the six months ended December 31, 1998 as compared to $1,256,000 or $0.13 per diluted share for the same period last year. Including merger related charges of $748,000 on a pre tax basis, net income for the six months ended December 31, 1998 was $1,924,000 or $0.19 per diluted share in comparison to $1,256,000 or $0.13 per diluted share for the same period prior year. These nonrecurring charges are related to severance and other costs associated with the merger and integration of North Pacific Bank into Heritage Bank in November 1998, costs associated with the formerly proposed acquisition of Harbor Bancorp which was terminated by mutual agreement in December 1998, and costs associated with the pending acquisition of Washington Independent Bancshares, Inc. (WIB). The pending WIB transaction is expected to close during the quarter ending March 31, 1999 and is expected to be accounted for as a pooling of interests.

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

Net income before merger related charges for the three months ended December 31, 1998 was $1,140,000 or $0.11 per diluted share. Including merger related charges described above, net income for the three months ended December 31, 1998 was $647,000 or $0.06 per diluted share. In comparison, net income for the three months ended December 31, 1997 was $646,000 or $0.07 per diluted share.

Total assets and deposits at December 31, 1998 were $412.0 million and $308.8 million, respectively, which decreased slightly compared to June 30, 1998 due to the one time withdrawal of approximately $17 million in temporary funds deposited in June 1998. Excluding the impact of this $17 million withdrawal, total assets and deposits increased 3% and 4%, respectively, during the six months ended December 31, 1998. Net loans increased $12.9 million, or 5% to $285.2 million from June 30, 1998. Commercial loans increased to $111.8 million at December 31, 1998, compared with $100.5 million at June 30, 1998, an increase of 11%.

Asset quality remained strong as nonperforming assets at December 31, 1998 amounted to $392,000, or 0.10% of total assets, compared with $451,000 or 0.11% of total assets at June 30, 1998.

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company's wholly owned subsidiary, Heritage Bank, serves Pierce, Thurston and Mason Counties in the South Puget Sound region of Washington through its twelve full service banking offices.

Statements concerning future performance, developments or events, concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a number of risks and uncertainties which might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to the effect of interest rate changes, risks associated with acquisition of other banks and opening new branches, the ability to control costs and expenses, and general economic condition. Additional information on these and other factors which could affect the Company's financial results are included in filings by the Company with the Securities and Exchange Commission.

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

                        HERITAGE FINANCIAL CORPORATION
                          CONDENSED INCOME STATEMENTS
 (Dollar amounts and shares in thousands except per share amounts; unaudited)

                                           THREE MONTHS ENDED                                 SIX MONTHS ENDED
                                              DECEMBER 31,                                      DECEMBER 31,
                                         --------------------------------------------------------------------------------
                                                  1997                1998                1997                1998
                                         --------------------------------------------------------------------------------
Interest income                                        $5,380              $7,829              $10,430            $15,646
Interest expense                                        2,571               3,089                4,976              6,234
                                         --------------------------------------------------------------------------------
     Net interest income                                2,809               4,740                5,454              9,412
Provision for loan losses                                  30                  90                   60                180
Noninterest income                                        880               1,299                1,773              2,439
Noninterest expense                                     2,657               4,906                5,220              8,629
                                         --------------------------------------------------------------------------------
   Income before income taxes                           1,002               1,043                1,947              3,042
Federal income tax                                        356                 396                  691              1,118
                                         --------------------------------------------------------------------------------
          Net income                                   $  646              $  647              $ 1,256            $ 1,924
                                         ================================================================================
Earnings per share (1):
     Basic                                             $ 0.07              $ 0.07              $  0.13            $  0.20
     Diluted                                           $ 0.07              $ 0.06              $  0.13            $  0.19

Weighted average shares
outstanding (1):
     Basic                                              9,318               9,780                9,318              9,744
     Diluted                                            9,410              10,047                9,412             10,023

Performance Ratio(2)
     Net interest margin                                 4.63%               5.09%                4.66%              5.09%
     Efficiency ratio (3)                               72.03%              68.86%               72.23%             66.51%
     Return on average assets                            0.98%               0.63%                0.99%              0.94%
     Return on average equity                            9.20%               2.71%                9.04%              4.06%


(1) Shares outstanding prior to January 8, 1998 are based on the historical common shares outstanding for Heritage Bank for the periods indicated multiplied by the exchange ratio utilized in the stock conversion (5.1492). On January 8, 1998, the former stockholders of Heritage Bank received
     5.1492 shares of Heritage Financial Corporation's common stock for each share of the Bank's common stock exchanged.
(2)  These ratios are calculated on an annualized basis, where applicable.
(3) Recurring noninterest expense divided by the sum of net interest income and noninterest income.

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

                        HERITAGE FINANCIAL CORPORATION
                  CONDENSED STATEMENTS OF FINANCIAL CONDITION
 (Dollar amounts and shares in thousands except per share amounts; unaudited)

                                                       DECEMBER 31,              JUNE 30,              DECEMBER 31,
                                                           1997                    1998                    1998
                                                ---------------------------------------------------------------------
Loans                                                    $215,492                $275,766                $288,743
Allowance for loan losses                                  (2,812)                 (3,542)                 (3,550)
                                                ---------------------------------------------------------------------
     Net loans                                            212,680                 272,224                 285,193
Mortgage backed securities                                  4,709                   3,844                   3,262
Investment and interest earning deposits                   90,181                  99,455                  84,096
Noninterest earning assets                                 21,032                  40,328                  39,432
                                                ---------------------------------------------------------------------
     Total assets                                        $328,602                $415,851                $411,983

Deposits                                                 $296,394                $314,120                $308,811
Other liabilities                                           3,238                   7,845                   7,739
Stockholders' equity                                       28,970                  93,886                  95,433
                                                ---------------------------------------------------------------------
     Total liabilities and equity                        $328,602                $415,851                $411,983


Asset Quality and Other Data
----------------------------
At quarter end:
   Nonaccrual loans                                           344                     369                     392
   Real estate owned                                           --                      82                      --
                                                ---------------------------------------------------------------------
     Nonperforming assets                                     344                     451                     392
Allowance for loan losses to:
   Loans                                                     1.30%                   1.28%                   1.23%
   Nonperforming loans                                     817.44%                 959.89%                 905.61%
Nonperforming assets to total assets                         0.10%                   0.11%                   0.10%
Equity to assets ratio                                       8.82%                  22.58%                  23.16%
Book value per share (1)                                      N/M                $   9.72                $   9.74
Shares outstanding (1)                                        N/M                   9,656                   9,789

(1) Book value per share for December 31, 1997 is not comparable as the Company did not complete its stock offering until January 8, 1998.

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